UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14D-9

(Rule 14d-101)

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

TELLABS, INC.

(Name of Subject Company)

TELLABS, INC.

(Name of Persons Filing Statement)

COMMON STOCK, PAR VALUE $0.01 PER SHARE

(Title of Class of Securities)

879664100

(CUSIP Number of Class of Securities)

James M. Sheehan

Executive Vice President, General Counsel & Chief Administrative Officer

Tellabs, Inc.

One Tellabs Center

1415 W. Diehl Road

Naperville, Illinois 60563

Telephone (630) 798-8800

(Name, Address and Telephone Number of Person Authorized to Receive Notices and

Communications on Behalf of the Person Filing Statement)

COPIES TO:

Beth E. Flaming

Imad Qasim

Sidley Austin LLP

1 South Dearborn Street

Chicago, Illinois 60603

Telephone (312) 853-7000

Fax (312) 853-7036

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 8.01 and 9.01 of the Current Report on Form 8-K filed by Tellabs, Inc. on October 21, 2013 (including all exhibits attached thereto) is incorporated herein by reference.